Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders

of chatAND, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated March 13, 2012, covering the consolidated financial statements of chatAND, Inc. and Subsidiary as of December 31, 2011 and 2010 and for the year ended December 31, 2011 and the periods from inception (June 14, 2010) through December 31, 2011 and 2010, to be included in the Pre Effective Amendment Number 3 to the Registration Statement on Form S-1 to be filed with the Commission on or about March 13, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company

Turner, Stone & Company

Dallas, Texas

March 13, 2012